UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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Costco Wholesale Corporation
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999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Hyatt Regency, Evergreen Ballroom, 900 Bellevue Way N.E., Bellevue, Washington 98004, on Friday, January 29, 2016, at 4:00 p.m., for the following purposes:
1.    To elect the four Class II directors nominated by the Board of Directors to hold office until the 2019 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.    To ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2016;
3.    To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2015 as disclosed in these materials;
4.    To consider the shareholder proposal as described in the accompanying Proxy Statement, if properly presented at the meeting; and
5.    To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record at the close of business on November 20, 2015, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch-tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 28, 2016. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 28, 2016. Have your proxy card in hand when you call and then follow the instructions.
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Secretary

December 18, 2015

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be Held on January 29, 2016
The Proxy Statement and Annual Report to Shareholders are available at
http://investor.costco.com

PARKING FACILITY AND DRIVING DIRECTIONS

HYATT REGENCY
900 Bellevue Way N.E.
Bellevue, Washington

NE 12th Pl
Robert E McCormick Park
NE 11th St
Ashwood Park
NE 10th St
100th Ave NE
102nd Ave NE
103rd Ave NE
Bellevue Way NE
106th Ave NE
108th Ave NE
110th Ave NE
111th Ave NE
112th Ave NE
NE 9th St
I-405
Hyatt Regency Bellevue
13A
101st Ave NE
Bellevue Square
NE 6th St
114th Ave SE
Sturtevant Creek
Bellevue

DRIVING DIRECTIONS	PARKING
•   From Seattle via SR-520:

• Take SR-520 east to I-405 south.
• Take Exit 13B west to NE 8th Street westbound.
• Turn right onto NE 8th.
• Turn right on Bellevue Way. Hyatt Regency's parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located three blocks from Hyatt Regency.

Hyatt Regency's parking garage is located at 800 Bellevue Way NE. It does not accommodate vehicles over 6’10” tall.

•     From Seattle via I-90:

• Take I-90 east to I-405 north.
• Take Exit 13B west to NE 8th Street westbound.
• Merge left onto NE 8th.
• Turn right on Bellevue Way. Hyatt Regency's parking garage on the right.

Bellevue Place Garage handles overflow parking for Hyatt Regency. It is located at NE 6th Street and Bellevue Way NE. Parking garage entrance is accessible traveling westbound on NE 8th Street, between 106th Ave NE and Bellevue Way.

Parking in these two facilities for this event will be paid by the Company. As you leave, tell the attendant you attended the Costco Wholesale Annual Meeting.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 29, 2016

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 29, 2016, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 18, 2015.
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials;

4.	AGAINST the shareholder proposal.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Only shareholders of record at the close of business on November 20, 2015 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 439,777,272 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.
With respect to proposal 1, the election of directors, the four directors receiving the highest number of votes will be elected. The Company’s bylaws provide that in an uncontested election for directors a nominee who receives a greater number of “withhold” votes than votes “for" shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. With respect to all other proposals (2 through 4), to approve each proposal the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.”
If your shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote these shares, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2016, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability of Proxy Materials, and upon request paper copies of the proxy materials, to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $12,000.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual events, results, or performance to differ materially from those indicated by the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Hamilton E. James, W. Craig Jelinek, John W. Stanton and Mary A. (Maggie) Wilderotter is nominated as a member of Class II, to serve for a three-year term until the annual meeting of shareholders in 2019 and until his or her successor is elected and qualified. All nominees are current directors. Current Director Jill S. Ruckelshaus has determined not to stand for re-election. The Company and the Board express their deepest gratitude to her for nearly twenty years of dedicated service.
Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than four nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.
The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. The Committee has been engaged in a review of numerous potential candidates as part of an ongoing refreshment process, which thus far has resulted in the appointment of two new directors. Maggie Wilderotter, who was initially elected by the Board on October 13, 2015, came to the Committee's attention through Hamilton James, and John Stanton, who was initially elected by the Board on October 29, 2015, is well known to a number of current directors, including Messrs. Brotman, Evans, Raikes, and Sinegal. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, government service, and other public and non-profit service. In addition, members of our Board have had a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.
Directors
The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting.

Name	Current Position With the Company	Age	Expiration of Term as Director
Jeffrey H. Brotman	Chairman of the Board of Directors	73	2018
Susan L. Decker	Director	53	2017
Daniel J. Evans	Director	90	2018
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	59	2018
Hamilton E. James	Lead Independent Director	64	2016
W. Craig Jelinek	President, Chief Executive Officer and Director	63	2016
Richard M. Libenson	Director	73	2017
John W. Meisenbach	Director	79	2017
Charles T. Munger	Director	91	2017
Jeffrey S. Raikes	Director	57	2018
James D. Sinegal	Director	79	2018
John W. Stanton	Director	60	2016
Maggie A. Wilderotter	Director	60	2016
Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.
Jeffrey H. Brotman is the Chairman of the Board of the Company. Mr. Brotman is a co-founder of the Company and has been Chairman of the Board since the Company’s inception, except from October 1993 to December 1994, when he was Vice Chairman. Mr. Brotman’s qualifications to serve on the Board include his roles as a co-founder of the Company and Chairman of the Board, his extensive knowledge of our Company’s business developed over the course of his long career here, and his previous service on the boards of other public companies.
Susan L. Decker has been a director of the Company since October 2004. She has been a principal of Deck3 Ventures LLC, a consulting and advisory firm in Menlo Park, California, since 2009. She served as Entrepreneur-in-Residence at Harvard Business School during the 2009-10 school year, where she was involved in case development activities and helped develop and teach the Silicon Valley Immersion Program for Harvard Business School. Ms. Decker was President of Yahoo! Inc. from June 2007 to April 2009. Prior to becoming President, she served as the head of one of Yahoo!’s two major business units, the Advertiser and Publisher Group, and as Executive Vice President and Chief Financial Officer from June 2000 to June 2007. She is a director of Berkshire Hathaway Inc., Intel Corporation, and Vail Resorts, Inc. and was previously a director of LegalZoom and Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as a U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of NIC Inc. and Archimedes Technology Group. Mr. Evans’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in government and public service.
Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.
Hamilton E. James has been a director of the Company since August 1988 and the Lead Independent Director since 2005. He is President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was previously Chairman of Global Investment Banking at Credit Suisse First Boston USA, Inc. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.
W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.
Richard M. Libenson has been a director of the Company since 1993 and has served as a consultant to the Company since that time. He was a founder and director of The Price Company from its formation in 1976 until it merged with the Company in 1993, and was an executive officer of The Price Company from 1976 until October 1989. Mr. Libenson’s qualifications to serve on the Board include his roles as a long-serving consultant to the Company and his extensive knowledge of our Company’s business developed over the course of his long career here and with The Price Company.
John W. Meisenbach has been a director of the Company since its inception. He currently serves as a director of Expeditors International and M Financial Holdings. Mr. Meisenbach’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the insurance industry.
Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
Jeffrey S. Raikes has been a director of the Company since December 2008. He is the co-founder of the Raikes Foundation. Previously he was the Chief Executive Officer of the Bill & Melinda Gates Foundation from 2008 to 2014. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes's qualifications to serve on the Board are broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing and at one of the country’s largest foundations.
James D. Sinegal was Chief Executive Officer of the Company until his retirement on December 31, 2011. He was also President until February 2010 and served as a non-officer employee from January 2012 through April 2013. Mr. Sinegal is a co-founder of the Company and has been a director since its inception. Mr. Sinegal’s qualifications to serve on the Board include his roles as a co-founder of the Company, President, and Chief Executive Officer, his extensive career in the retail industry, and his knowledge of our Company’s business developed over the course of his long career here.

John W. Stanton has been a director of the Company since October 29, 2015. He is the Chairman of Trilogy International Partners, Inc., which operates wireless systems internationally, and Trilogy Equity Partners, which invests in wireless-related companies. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. He was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004, and was Chief Executive Officer from 1998 to 2003. Mr. Stanton was a director of Clearwire Corp. from 2008 to 2013, Chairman between 2011 and 2013, and interim Chief Executive Officer during 2011. He is currently a director of Microsoft Corporation, and Columbia Sportswear Company. Mr. Stanton's qualifications to serve on the Board include his extensive background as a chief executive officer and director of public and private companies and his insights into global operations, strategic planning and financial matters.

Maggie A. Wilderotter has been a director of the Company since October 13, 2015. She has been the Executive Chairman of Frontier Communications since April 2015 and previously served as its chief executive officer since November 2004 and chairman of the board since December 2005. Prior to joining Frontier, she was a senior vice president of Microsoft Corporation from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs. Wilderotter was a director of Xerox Corporation from 2006 through 2015 and of Procter & Gamble Company from 2009 through 2015. She is currently a director of Juno Therapeutics, Inc. and DreamWorks Animation SKG. Mrs. Wilderotter's qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of telecommunications and technology.
No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.
Committees of the Board
The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees (including Mr. Carson during his term of service in fiscal 2015) meets Nasdaq listing standards regarding “independence,” including applicable committee independence requirements. Each committee has a written charter, which may be viewed at our website at www.costco.com through the Investor Relations page. Directors deemed independent are Mses. Decker, Ruckelshaus and Wilderotter and Messrs. Evans, James, Munger, Raikes and Stanton, who constitute a majority of the Board. The non-executive directors of the Company met in executive session presided over by the Lead Independent Director at two meetings this year.

Audit Committee. The functions of the Audit Committee include (among others):

•	providing direct communication between the Board and the Company’s internal and external auditors;

•	monitoring the design and maintenance of the Company’s system of internal accounting controls;

•	selecting, evaluating and, if necessary, replacing the external auditors;

•	reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;

•
maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors; and

•	approving compensation of the external auditors.
The members of the committee are Messrs. Munger (chair) and Evans and Ms. Decker. The Board has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the external auditors. In conjunction with the mandated rotation of the external auditor's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. The Audit Committee met seven times during fiscal 2015. A report of the Audit Committee is set forth below.
Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and to oversee the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the chief executive officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer and Chairman of the Board with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee are Mr. Munger and Ms. Ruckelshaus and it met two times during fiscal 2015. A report of the Compensation Committee is set forth below.
Nominating and Governance Committee.    The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The members of the committee are Messrs. Raikes (chair) and Evans and Ms. Ruckelshaus. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in proposal 1. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate. The committee met three times in fiscal 2015.
The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our Bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our Bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of the Company and the composition of the Board.
We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the fourteen directors on the Board, three are women. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, academia, government service, and other public and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences.
Formal nomination of candidates by shareholders requires compliance with section 2.1 of the Bylaws. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.
Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page. During the fiscal year the Guidelines were amended to change the frequency of the Board self-evaluation process to annually. More recently, the guidelines were amended to enhance the commitment to consideration of diversity in the processes for identifying and nominating directors.
Board Structure.    The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. The Board believes that this structure is appropriate for the Company at this time. As a co-founder of the Company, Mr. Brotman has played a critical role in the growth of the Company, and his role as Chairman is complemented by the role of Mr. Jelinek as President and Chief Executive Officer and a more active participant in day to day management of the Company. In addition, the Board believes that it obtains effective additional board leadership through the role of the Lead Independent Director, currently filled by Mr. James. The Lead Independent Director presides over executive sessions of the Board and otherwise facilitates communication among senior management and the non-employee directors.
The Role of the Board in Risk Oversight.    One Board function is to oversee the ways in which management deals with risk. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy. The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks that the Company faces and how the Company is seeking to control risk where appropriate and oversees internal control over financial reporting. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the chief executive officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.

Compensation of Directors
Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. In fiscal 2015, each non-employee director received a grant of 2,400 restricted stock units (“RSUs”), reduced from 3,000 in fiscal 2013. In fiscal 2015 the number of shares granted was adjusted in connection with the special dividend. For fiscal 2016, the grants were reduced to 2,150 RSUs. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service, respectively. Our corporate governance stock ownership guidelines, which have been met by all directors, require non-executive directors to own and maintain at least 6,000 shares of Company stock by April 2014 or within five years of joining the Board.
The following table summarizes compensation for the non-employee directors of the Company for fiscal 2015.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)	Total ($)
Benjamin S. Carson, Sr. M.D.	23,125	305,244		328,369
Susan L. Decker	41,000	305,244		346,244
Daniel J. Evans	44,000	305,244		349,244
Hamilton E. James	34,000	305,244		339,244
Richard M. Libenson	35,000	305,244	333,449[3]	673,693
John W. Meisenbach	35,000	305,244		340,244
Charles T. Munger	44,000	305,244		349,244
Jeffrey S. Raikes	38,000	305,244		343,244
Jill S. Ruckelshaus	39,000	305,244		344,244
James D. Sinegal	35,000	305,244		340,244
_______________________

(1)	Represents the amount of cash compensation received for fiscal 2015.

(2)
Represents the grant-date fair value of the RSUs granted to each non-employee director in 2015. The grant-date fair value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received by the non-employee directors during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended August 30, 2015.

(3)
Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation he owns was paid $300,000 during fiscal 2015. That amount has been unchanged for 15 years. In addition, the Company paid premiums on long-term disability insurance in the amount of $4,160 and premiums for health care insurance in the amount of $20,154. Mr. Libenson received benefits associated with a split-dollar life insurance plan valued at $9,135. These services and transactions were approved by the Audit Committee. He also participates in the Company's executive matching program for charitable contributions.

At the end of fiscal 2015, non-employee directors held the following shares and outstanding equity awards:

Name	Restricted Stock Units	Shares Owned	Total
Susan L. Decker	5,292	40,541	45,833
Daniel J. Evans	5,292	22,980	28,272
Hamilton E. James	5,292	26,400	31,692
Richard M. Libenson	5,292	102,595	107,887
John W. Meisenbach	5,292	52,947	58,239
Charles T. Munger	5,292	171,777	177,069
Jeffrey S. Raikes	5,292	20,430	25,722
Jill S. Ruckelshaus	5,292	24,746	30,038
James D. Sinegal	4,544	1,695,878	1,700,422
Shareholder Communications to the Board
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027, Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.
Meeting Attendance
During the Company’s last fiscal year, the Board met five times. Each member of the Board attended 100% of the Board meetings and meetings of the committees on which he or she served, with the exception of Ms. Decker, who missed one Audit Committee meeting, Ms. Ruckelshaus, who missed one Nominating and Governance Committee meeting, and Messrs. Carson and James, who both missed one Board meeting. As set forth in our Corporate Governance Guidelines, directors are encouraged to attend meetings of shareholders. All directors except four attended the meeting in 2015.
PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 20, 2015.

Name and Address of Beneficial Owner	Shares	Percent[1]

Vanguard Group Inc.	27,859,996[2]	6.34%
P.O. Box 2600, V26
Valley Forge, Pennsylvania 19482
_______________________

(1)
Based on 439,777,272 shares of common stock outstanding on November 20, 2015. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Information based on Form 13F-HR/A filed with the SEC by Vanguard Group Inc. on November 12, 2015.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group on November 20, 2015.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Total	Percent of Class[2]

Jeffrey H. Brotman	479,903(3)	479,903	*
W. Craig Jelinek	270,068	270,068	*
Susan L. Decker	47,983	47,983	*
Daniel J. Evans	30,422(4)	30,422	*
Richard A. Galanti	38,336(5)	38,336	*
Hamilton E. James	33,842	33,842	*
Richard M. Libenson	102,247(6)	102,247	*
John W. Meisenbach	60,389(7)	60,389	*
Charles T. Munger	179,219(8)	179,219	*
Joseph P. Portera	35,029	35,029	*
Jeffrey S. Raikes	27,872	27,872	*
Jill S. Ruckelshaus	32,188	32,188	*
James D. Sinegal	1,702,572(9)	1,702,572	*
John W. Stanton	13,878(10)	13,878	*
Mary A. Wilderotter	2,150	2,150	*
Dennis R. Zook	32,233	32,233	*

All directors and executive officers as a group (23 persons)	3,480,373	3,480,373	*
 _______________________

*	Less than 1%

(1)	Includes RSUs outstanding. Stock options previously awarded were all exercised by October 22, 2015.

(2)
Based on 439,777,272 shares of our common stock outstanding, and 8,362,117 RSUs outstanding. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)	Includes 395,495 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares.

(4)	Includes 17,428 shares held by a trust of which Mr. Evans is a trustee.

(5)	Includes 7,000 shares owned by a limited liability company of which Mr. Galanti is the manager.

(6)	Includes 97,595 shares held by trusts of which Mr. Libenson is a trustee and beneficiary.

(7)	Includes 50,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(8)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

(9)
Includes 804,018 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers. Also includes 513,904 pledged shares. The pledge was reviewed and approved in accordance with the Corporate Governance Guidelines. See page 15.

(10)	Includes 422 shares held by a trust of which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of the shares owned by the trust.

Equity Compensation Plan Information
(at Fiscal Year-End)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price of outstanding options, warrants and rights ($)[2]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))[3]
Equity compensation plans approved by security holders	9,237,135	41.40	18,308,000
Equity compensation plans not approved by security holders	—	—	—
Total	9,237,135	41.40	18,308,000
 _______________________

(1)	Includes 9,232,610 shares of common stock issuable upon vesting of outstanding RSUs granted under the Seventh Restated 2002 Incentive Plan and predecessor plans.

(2)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price. Includes the effect of adjustments made for the special dividend.

(3)	Available for issuance under the Seventh Restated 2002 Incentive Plan, assuming issuance as RSUs. Includes the effect of adjustments made for the special dividend.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2015 (the “Named Executive Officers”). Our Named Executive Officers were: W. Craig Jelinek, President and Chief Executive Officer; Jeffrey H. Brotman, Chairman of the Board; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions; and Dennis R. Zook, Executive Vice President, COO-Southwest Division and Mexico.
Compensation Philosophy and Objectives
Our compensation programs are designed to motivate our executives and employees and to participate in the growth of our business. The Company believes it has been very successful in attracting and retaining quality employees, achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee the programs have contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
At the 2015 Annual Meeting, the advisory shareholder vote on executive compensation was 97.3% in favor. The Committee did not determine to make any changes to the compensation programs as a result of the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2015 are not materially changed from those approved for the prior year. Discussions by certain directors and management with a number of shareholders since the 2015 Annual Meeting have not revealed concerns about the structure or operation of the Company's compensation programs.
Role of the Compensation Committee
The Committee determines the amounts and elements of compensation for our Chief Executive Officer and Chairman. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”
During fiscal 2015, the Committee consisted of Dr. Carson (chair) until May 1, 2015, Mr. Munger and Ms. Ruckelshaus. The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers for the current fiscal year; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash bonus plan for the current fiscal year.
Elements of Compensation
The components of our executive compensation programs are equity compensation (since fiscal 2006 consisting solely of RSUs and since fiscal 2009 solely of performance-based RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan) and perquisites. The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation.
The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.
Performance-based RSUs.    Performance-based RSU grants represent the largest component of compensation, based on their fair value at the time they are granted. The Committee believes that emphasizing this form of compensation helps to align the interests of employee-grantees with those of shareholders, both in the shorter term (with the one-year performance conditions) and in the longer term (with time-based vesting of up to five years, subject to earlier vesting for long service, as described below). To a lesser extent, the Committee also takes into account that longer-term vesting requirements can help promote executive retention. The Committee's view is that the general five-year vesting period and the stock ownership requirement provide a significant long-term dimension to the equity awards.
Base salary.    Base salary is the second largest compensation component. It is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual increases.
Cash bonus.    Cash bonuses are a relatively small component of compensation and (subject to caps) are awarded at the discretion of the Committee, based on a variety of metrics. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders.
Executive base salaries and cash bonuses are, in the Committee’s view, low compared to the other companies in our peer group, described below under “Peer Companies.”
Other elements and perquisites.    Consistent with its position as a low-overhead operator, the Company has modest perquisites and “other compensation.” A significant component of this compensation is related to helping executives fund their retirement needs (through the 401(k) plan and the deferred compensation plan).
The foregoing components of compensation combine a mix of incentives that are intended to create rewards for shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of a one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to a mix of one-year performance metrics. Longer-term incentives come primarily from the RSU award vesting of up to five years, and, to a lesser extent, share ownership requirements for executive officers, and vesting elements in certain benefit plans (such as the deferred compensation plan and 401(k) retirement plan matches).
The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including cash bonus awards with caps and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. During fiscal 2013, moreover, the Board revised the Company’s Corporate Governance Guidelines to include a “claw back” provision, giving the Committee the power to require the return of incentive compensation that has been earned by improper means.
Peer Companies
For fiscal 2015, the Committee considered executive compensation data obtained from proxy statements for the following peer companies: Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, and Lowe’s Companies. This peer group is the same group as was used for fiscal 2014. These companies were selected because they are recognized as successful retailers and one of them represents the other major membership warehouse operator that is publicly traded. In utilizing the comparative data, the Committee took into account that one of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.
Equity Compensation
If fully earned based upon the achievement of performance targets and fully vested, equity compensation is the largest component of compensation for executive officers. RSU grants to all executive officers are performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon the executive’s maintaining employment status at the vest date. The Board and the Committee believe that the five-year vesting requirement helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, subject to accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance-based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for minimum statutory withholding taxes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
All officers and employees who receive RSU grants receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting entitles officers and employees to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date.
The criteria for the fiscal 2015 performance-based grants were a 5% increase (versus fiscal 2014) of total sales or a 3% increase in pre-tax income (with both measures based on local currencies). After the end of fiscal 2015, the Committee determined that both goals were exceeded. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for a portion of these RSUs, with a further time-based vesting occurring on the first anniversary of the grant.
The Board adopted in July 2008 a fixed date of October 22 for RSU grants. The policy allows for exceptions as approved in advance by the Committee. For fiscal 2015, RSU grants were made on October 22, 2014, and the performance criteria for the grants were established in November 2014. All RSU awards in fiscal 2015 were made under the Company’s Sixth Restated 2002 Stock Incentive Plan, approved by the Company’s shareholders and as amended in January 2015 as the Seventh Restated 2002 Incentive Plan, the only equity plan maintained by the Company.
Other Compensation
The Company provides the Named Executive Officers with benefits of a type offered to all other employees in most respects. The cost of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company has a non-qualified deferred-compensation plan for the benefit of certain highly compensated employees, including the Named Executive Officers. The plan provides that the first $10,000 of an employee’s contributions may be matched 50% by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any Named Executive Officer. The Company also provides the Named Executive Officers with certain perquisites, including a car allowance. There is a company match for certain charitable contributions. The Committee believes the benefits and perquisites are modest and consistent with its overall objective of attracting and retaining highly qualified executive officers.
2015 Compensation of the Chief Executive Officer and the Chairman of the Board
In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer and the Chairman, believing that these roles are particularly critical to the continued success of the Company. Near the beginning of fiscal 2015, the Committee approved a written employment contract for Mr. Jelinek, related to service during fiscal 2015 as Chief Executive Officer. The agreement provided for an annual base salary of $700,000, up $50,000 from the prior year. The agreement further provided for a cash bonus of up to $200,000 (unchanged from the prior year), determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. Mr. Brotman, who is an executive chairman, does not have an employment agreement. His salary in fiscal 2015 was unchanged at $650,000. Mr. Brotman received a pay increase in fiscal 2014 to bring his salary in line with other executive officers. Prior to that increase, he had not received a salary increase since 1999. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), neither Mr. Brotman nor Mr. Jelinek (nor any other employee) has any change-in-control arrangement with the Company.
For fiscal 2015, the Committee granted 41,716 performance-based RSUs to Mr. Brotman and Mr. Jelinek. The Committee determined after the end of the fiscal year that the performance criteria were exceeded, and all of the RSUs were earned, subject to further time-vesting and accelerated-vesting for long service.
Cash bonuses for the Chief Executive Officer and the Chairman of the Board have generally been capped at no more than $200,000 since fiscal 1997. For fiscal 2015, Mr. Brotman and Mr. Jelinek each earned a cash bonus of $188,800. The bonus amounts for Messrs. Brotman and Jelinek were determined by the Committee as follows: (i) up to one-half of bonus eligibility was determined by the Company's progress toward its pre-tax income goal, which was achieved in fiscal 2015; and (ii) eligibility for the remaining half was determined by applying a percentage representing the amount of bonus received by other executive officers in comparison to their bonus eligibility (approximately 88.8%). The criteria governing bonuses to these executive officers are described below.
2015 Compensation of Other Named Executive Officers
The most significant component of the compensation in fiscal 2015 was the award of performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Portera, and Zook were 21,900 each. The amounts awarded were based on the recommendations of Mr. Jelinek. As noted above, the performance criteria were exceeded and the Named Executive Officers earned all of the RSUs granted, with further time-vesting and accelerated-vesting for long service.
Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels for these officers increased up to 4% over fiscal 2014.
The Named Executive Officers (other than Messrs. Brotman and Jelinek) received cash bonuses ranging from approximately $75,520 to $78,259, greater than the prior year range as a result of the Company's having met the pre-tax income goal for fiscal 2015. Bonus criteria were approved by the Committee in early fiscal 2015, based upon the recommendation of Mr. Jelinek. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for most of the Named Executive Officers of approximately 96.2% of the eligible amounts (up to $80,000).
As with other bonus-eligible employees, 50% of the bonus potential was achieved due to the Company's attainment of its internal pre-tax income target. For fiscal 2015 that target was $3.293 billion, a 3% increase from fiscal 2014 pre-tax income, on a generally accepted accounting principles basis; 100% of the target was achieved; actual pretax income was $3.604 billion. Based on Mr. Jelinek's recommendation, the Committee determined to award 100% of the potential bonus. Eligibility for the bonus portion not associated with the Company's pre-tax income target was determined based on goals relevant to the executive officer's area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales, gross margin, inventory shrinkage, and inventory turns in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a small component (approximately 10% of total bonus eligibility) based on the discretion of Mr. Jelinek. Mr. Jelinek is not bound to recommend any specific bonus amount based on these factors; he considers what he believes to be the appropriate bonus in view of all the circumstances (subject to the caps noted above). The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendations but historically has deferred to it, as it did this fiscal year. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time bonus checks are issued (historically in November).
Clawback Policy
In fiscal 2013, the Company adopted a policy under which the Company will seek to recover, at the direction of the Committee after it has considered the costs and benefits of doing so, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to the award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee.
Stock Ownership Requirements
All executive officers are required to and do own and maintain at least 12,000 shares of common stock.
Hedging and Pledging Policy
In fiscal 2013 the Board revised the Corporate Governance Guidelines to prohibit transactions involving hedging of Company shares by directors and executive officers without the approval of the Board and to prohibit pledging of Company shares by directors and executive officers without the approval of a designated Trading Compliance Committee, which would review any risks of proposed transactions.
Impact of Tax Considerations
The Committee examined compensation in light of the impact of section 162(m) of the Internal Revenue Code of 1986, as amended, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars in any taxable year to the Named Executive Officers (other than the Chief Financial Officer), subject to certain exceptions for performance-based compensation (paid only if an individual satisfies objective performance goals that the Committee has established in advance based on performance criteria approved by shareholders). Performance-based RSUs granted to Named Executive Officers are intended to satisfy the performance-based exception. The Committee may grant awards that do not qualify for tax deductibility under section 162(m), and there is no guarantee that awards intended to qualify for tax deductibility under section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.
Conclusion
The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 2015, for filing with the SEC.

Charles T. Munger
Jill S. Ruckelshaus

Summary of Compensation
The following table sets forth information regarding compensation for each of the Named Executive Officers for fiscal 2015, 2014, and 2013.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
W. Craig Jelinek	2015	699,810	188,800	5,322,962	35,319	95,233	6,342,124
President and Chief Executive Officer	2014	650,000	90,400	4,783,200	8,541	90,786	5,622,927
	2013	650,000	88,800	4,527,994	29,033	89,648	5,385,475
Jeffrey H. Brotman	2015	650,000	188,800	5,322,962	45,513	103,303	6,310,578
Chairman of the Board	2014	650,000	90,400	4,783,200	10,735	95,517	5,629,852
	2013	350,000	88,800	4,527,994	38,151	98,140	5,103,085
Richard A. Galanti	2015	712,888	75,520	2,794,440	74,173	102,583	3,759,604
Executive Vice President, Chief Financial Officer	2014	682,785	36,160	2,511,180	17,859	103,915	3,351,899
	2013	667,789	51,520	2,263,955	65,360	98,301	3,146,925
Joseph P. Portera	2015	645,297	78,259	2,794,440	18,093	110,286	3,646,375
Executive Vice President, COO- Eastern & Canadian Divisions	2014	644,712	56,047	2,511,180	5,465	108,032	3,325,436
	2013	600,000	57,973	2,263,955	16,802	103,457	3,042,187
Dennis R. Zook	2015	642,618	77,073	2,794,440	12,303	98,960	3,625,394
Executive Vice President, COO- Southwest Division & Mexico	2014	627,443	55,868	2,511,180	2,807	97,465	3,294,763
	2013	612,095	52,098	2,263,955	11,306	88,561	3,028,015
 _______________________

(1)	Amounts awarded under the Company’s executive cash bonus program.

(2)
Awards reflect adjustments for the special dividends paid in December 2012 and February 2015. This represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2015, 2014 and 2013, which are earned upon attainment of performance criteria and subject to additional time-based vesting. The performance criteria are described under “Compensation Discussion and Analysis – Equity Compensation.” The grant-date fair value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. For a description of the assumptions used in calculating the fair value of the performance-based RSUs, see Note 1 of our financial statements in our Form 10-K for the year ended August 30, 2015. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.

(3)
Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 100% of salary and bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.

(4)
Detail is provided below in the Fiscal 2015 All Other Compensation table. Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. Any incremental cost to the Company is de minimis, and no amount is reflected in the table.

FISCAL 2015 ALL OTHER COMPENSATION

Name	Deferred Compen-sation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Vehicle Allowance ($)	Long-Term Disability Premiums ($)	Tax Gross-Up ($)[2]	Other ($)	Total All Other Compen-sation ($)
W. Craig Jelinek	5,000	500	23,400	4,620	36,798	13,032	6,493	4,708	682	95,233
Jeffrey H. Brotman	5,000	—	23,400	12,600	35,758	18,042	4,936	3,567	—	103,303
Richard A. Galanti	5,000	500	23,400	3,200	45,637	14,977	5,729	4,140	—	102,583
Joseph P. Portera	5,000	500	23,400	4,620	47,197	15,135	7,549	6,885	—	110,286
Dennis R. Zook	5,000	500	23,400	6,000	35,758	14,974	6,713	6,615	—	98,960
    _______________________

(1)
The Company has a 401(k) retirement plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of California union employees, the plan allows pre-tax deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. Vesting in the matching and discretionary contributions is 100% after five years of service.

(2)
Executives are compensated for additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance. The insurance benefit is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan (approximately 1,000 eligible employees) and who have 20 or more years of service.

The following table provides information regarding grants of performance-based RSUs during fiscal 2015 to each of the Named Executive Officers.
FISCAL 2015 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)[1]	Grant-Date Fair Value of Stock Awards ($)[2]
W. Craig Jelinek	10/22/2014	41,716	5,322,962
Jeffrey H. Brotman	10/22/2014	41,716	5,322,962
Richard A. Galanti	10/22/2014	21,900	2,794,440
Joseph P. Portera	10/22/2014	21,900	2,794,440
Dennis R. Zook	10/22/2014	21,900	2,794,440
    _______________________

(1)
Represents the number of performance-based RSUs granted to the Named Executive Officers during fiscal 2015, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2015, the Committee determined that the performance criteria had been exceeded and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.

(2)	Represents the grant-date fair value of RSU awards granted, computed as described in Note 2 to the Summary Compensation Table above.

The following table sets forth information regarding outstanding stock options and unvested stock awards held by each of the Named Executive Officers as of August 30, 2015.
OUTSTANDING STOCK AWARDS AT FISCAL 2015 YEAR-END

Name	Number of Shares or Units of Stock Unvested at Fiscal Year- End (#)[1,2]	Stock Award Grant Date[3]	Market Value of Shares or Units of Stock Unvested at Fiscal Year-End ($)[4]
W. Craig Jelinek	2,994	10/22/2010	419,010
	7,480	10/22/2011	1,046,826
	11,218	10/22/2012	1,569,959
	11,121	10/22/2013	1,556,384
	41,716	10/22/2014	5,838,154
Jeffrey H. Brotman	3,737	10/22/2010	522,993
	7,475	10/22/2011	1,046,126
	11,217	10/22/2012	1,569,819
	11,121	10/22/2013	1,556,384
	41,716	10/22/2014	5,838,154
Richard A. Galanti	1,870	10/22/2010	261,707
	3,738	10/22/2011	523,133
	5,608	10/22/2012	784,840
	5,836	10/22/2013	816,748
	21,900	10/22/2014	3,064,905
Joseph P. Portera	1,870	10/22/2010	261,707
	3,738	10/22/2011	523,133
	5,608	10/22/2012	784,840
	5,836	10/22/2013	816,748
	21,900	10/22/2014	3,064,905
Dennis R. Zook	1,867	10/22/2010	261,287
	3,735	10/22/2011	522,713
	5,608	10/22/2012	784,840
	5,837	10/22/2013	816,888
	21,900	10/22/2014	3,064,905
 _______________________

(1)	Reflects the adjustment for the special dividends.

(2)
RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter. Beginning with grants in fiscal 2009, RSUs are also subject prior to termination to accelerated vesting for long service. Specifically, RSUs with the following grant dates vest as follows, assuming satisfaction of the one-year performance conditions:

Grant Date	Vesting
2010, 2011, 2012, and 2013
Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.

2014
Subsequent to the end of fiscal 2015, the Compensation Committee certified that the performance criteria had been exceeded and the awards were earned. All grants are released annually on October 22. Therefore, the shares above do not reflect accelerated vesting for long service as the awards have not been released.

(3)	All stock awards were granted on October 22.

(4)	Based on the closing market price of $139.95 on August 28, 2015.

FISCAL 2015 OPTION EXERCISES AND STOCK AWARDS VESTED
The following table provides information regarding stock options that were exercised and stock awards that vested during fiscal 2015 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Craig Jelinek	84,184	9,243,238	73,825	9,570,436
Jeffrey H. Brotman			43,692	5,570,214
Richard A. Galanti	7,214	773,065	40,515	5,253,808
Joseph P. Portera			40,515	5,253,808
Dennis R. Zook			22,574	2,876,795
FISCAL 2015 NON-QUALIFIED DEFERRED COMPENSATION
The following table provides information relating to the non-qualified deferred compensation plan for each of the Named Executive Officers. See Note 3 to the Summary Compensation Table above for additional information about the plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	260,539	5,000	135,295	—	3,380,280
Jeffrey H. Brotman	548,037	5,000	171,702	—	4,380,818
Richard A. Galanti	386,809	5,000	285,897	—	7,063,653
Joseph P. Portera	50,000	5,000	70,066	—	1,696,977
Dennis R. Zook	107,260	5,000	46,901	—	1,196,846
     _______________________

(1)	These amounts were also included in “Salary” or “Bonus” in the Summary Compensation Table.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table.

(3)
The amount representing interest on the Named Executive Officer’s balance that is “above market” (greater than 120% of the applicable federal long-term rate) was included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2015, 2014, and 2013:

Name	Reported for Fiscal 2015 ($)	Previously Reported for Fiscal 2014 ($)	Previously Reported for Fiscal 2013 ($)
W. Craig Jelinek	300,858	277,541	287,033
Jeffrey H. Brotman	598,550	239,728	53,151
Richard A. Galanti	465,982	390,859	399,860
Joseph P. Portera	73,093	60,465	71,802
Dennis R. Zook	124,563	17,807	25,921

Potential Payments Upon Termination or Change-in-Control
The Company does not have any change-in-control agreements with any executive officer, director, or employee. Plans under which RSUs have been granted provide that in the event of a change in control, the Board (or other authorized plan administrator) may accelerate RSU vesting.1 The amounts shown in the following table reflect the potential value to the Named Executive Officers, as of the end of fiscal 2015, of full acceleration of all unvested RSUs upon a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment.
The amounts shown assume that a change in control was effective as of the last business day of fiscal 2015 and that the price of Costco common stock on which the calculations were based was the closing price on August 28, 2015 ($139.95 per share). The amounts below are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. In the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting of RSUs in the event of a termination for cause.

ESTIMATED POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL

Name	RSUs That May Vest Upon Change in Control[1,2,4]	Total Value of RSUs That May Vest Upon Change in Control ($)[3]	RSUs Vested Upon Termination Without Cause2, [4]	Total Value of RSUs Vested Upon Termination Without Cause ($)[3]
W. Craig Jelinek	74,529	10,430,334	39,837	5,575,188
Jeffrey H. Brotman	75,266	10,533,477	40,392	5,652,860
Richard A. Galanti	38,952	5,451,332	20,996	2,938,390
Joseph P. Portera	38,952	5,451,332	20,996	2,938,390
Dennis R. Zook	38,947	5,450,633	20,992	2,937,830
_______________________

(1)	Column displays the maximum number of RSUs that, in the event of a change in control of the Company, the Board may choose to accelerate.

(2)	RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter.

(3)	Total value calculated assuming a termination or change-in-control date of August 30, 2015, and utilizing the market closing price on August 28, 2015 ($139.95 per share).

(4)	Values assume satisfaction of the performance conditions for the October 2014 grants, which were certified subsequent to the end of fiscal 2015.

__________________________
1The Seventh Restated 2002 Stock Plan provides that in connection with a change in control, the Board may take any one or more of the following actions: (a) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (b) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (c) cancel stock awards in exchange for cash payments to participants. The plan requires that if the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued (a “Fundamental Transaction”), then the Board shall do one or more of the foregoing, contingent on the closing or completion of the Fundamental Transaction.

In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balance of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2015 is set forth in the table above titled “Fiscal 2015 Non-qualified Deferred Compensation.” In the event of a threatened change in control of the Company, the Compensation Committee may take actions to protect the deferred compensation benefit of the participants, including accelerating vesting or terminating the deferred compensation plan and paying benefits to the participants.
Potential Payments Under Mr. Jelinek’s Employment Agreement. The Company and Mr. Jelinek entered into an employment agreement effective August 31, 2015 with a one-year term, subject to renewal for additional one-year terms upon mutual agreement. If Mr. Jelinek’s employment is terminated by the Company without cause or by Mr. Jelinek with good reason, Mr. Jelinek will receive: (i) a lump-sum cash payment equal to 1.5 times his annual base salary and target bonus; (ii) continued coverage under the Company’s medical plans until age 65; and (iii) full acceleration of any unvested RSUs. The estimated amount Mr. Jelinek would have received in the event of such termination as of August 31, 2015 as cash severance is $1.35 million and the estimated cost of continued medical coverage is $67,450. The actual amounts could be determined only at the time of any actual termination. Upon termination due to disability, Mr. Jelinek would receive continued medical coverage and full acceleration of any unvested RSUs as described above.
“Good reason” is defined in the agreement as a material diminution in the executive’s salary or target bonus, in his authority, duties or responsibilities, or in the budget over which he retains authority, causing the executive to report to anyone other than the Board, a material change in geographic location at which the executive must perform services, or any breach by the Company of the employment agreement.
“Cause” is defined in the agreement as an intentional tort causing substantial loss, damage or injury to the Company, any serious crime or intentional, material act of fraud or dishonesty against the Company, the commission of a felony that results in other than immaterial harm to the Company’s business or to the reputation of the Company or the executive; habitual neglect of the executive’s reasonable duties, disregard of written, material policies of the Company that causes other than immaterial loss, damage or injury to the property or reputation of the Company, or any material breach of the executive’s obligation to not disclose confidential information or to assign intellectual property developed during employment.
Under the terms of Mr. Jelinek’s 2016 performance-vested RSU award (“PRSU”), in the event of termination of his employment for any reason other than cause, if the Compensation Committee of the Board determines that the performance goals established for the PRSU award has been met, Mr. Jelinek will receive the shares underlying the PRSU, subject to the long service and quarterly vesting provisions generally applied for terminations in connection with RSU awards as described above. The table above shows the estimated incremental amounts Mr. Jelinek would receive in respect of his 2016 PRSU award in connection with a termination of employment as of August 31, 2015.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
John W. Meisenbach was a principal shareholder of MCM, A Meisenbach Company until February 2015. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs in fiscal 2015. For these services, MCM received total compensation from third-party insurers and the Company of $2.35 million.
Dennis R. Zook’s son was employed by the Company during fiscal year 2015 at an annual salary of $152,000 and received a bonus of $36,147 and an RSU grant of 1,748 shares. He also participates in benefit plans generally available to employees. The cash bonus and RSU grant were awarded under terms and conditions comparable to those applicable to employees of the Company similarly situated. No family members of executive officers or directors are executive officers of the Company.
These relationships and transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2015 where this policy did not require review, approval or ratification or where this policy was not followed.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 2015, such SEC filing requirements were satisfied, except that seven reports concerning ten transactions were inadvertently filed late for Mr. Portera.
Report of the Audit Committee
October 9, 2015
To the Board of Directors:
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 30, 2015. We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board, and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07.

We have received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the independent auditors their independence. Based on the reviews and discussions referred to above, we recommend to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 2015.
Charles T. Munger, Chair
Susan L. Decker
Daniel J. Evans

Code of Ethics for Senior Financial Officers
The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at www.costco.com through the Investor Relations page or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.
INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for the fiscal year 2016.

Services and Fees of KPMG
The following table presents fees for services rendered by KPMG for fiscal 2015 and fiscal 2014:

	2015	2014
Audit fees	$6,251,000	$5,662,000
Audit-related fees	392,000	387,000
Tax fees	322,000	655,000
All other fees	170,000	18,000
Total	$7,135,000	$6,722,000
KPMG was paid fees for the following types of services during fiscal 2015:

•
Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.

•
Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

•
Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.

•	All Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, and executive education courses provided to Company employees.
Audit Committee Preapproval Policy
All services to be performed for the Company by KPMG must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2015 were pre-approved by the Audit Committee.
Annual Independence Determination
The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2015 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 28, 2016. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 30, 2015. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.

The Audit Committee and Board of Directors unanimously recommend that you vote FOR Proposal 2.
PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we are asking for your advisory (non-binding) vote on the following resolution (“say on pay”):
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
The Board will include say on pay votes in the Company’s proxy materials annually until the next required shareholder vote on the frequency of such votes. The Board and the Compensation Committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. If fully earned based on the achievement of performance targets, equity compensation in the form of restricted stock units that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock units) and long-term incentives (including equity awards that vest over up to five years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
In response to a shareholder proposal, if properly presented at the meeting, the Company will hold a vote on the following:
PROPOSAL 4:
PROXY ACCESS FOR SHAREHOLDERS
RESOLVED: Shareholders of Costco Wholesale Corporation (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.
The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:
a) have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;
b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.
The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.
Supporting Statement: The SEC's proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf), which was to apply to all companies subject to SEC proxy rules, was vacated after a 2011 decision in Business Roundtable v. SEC that the SEC had failed to conduct an adequate cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, CFA Institute's Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) performed a cost-benefit analysis and found proxy access:

◦	Would "benefit both the markets and corporate boardrooms, with little cost or disruption."

◦	Has the potential to enhance board performance, raising US market capitalization by up to $140.3 billion
Enhance shareholder value. Vote for:
Proxy Access for Shareholders - Proposal 4
BOARD OF DIRECTORS' RESPONSE
Recommendation of the Board of Directors on Proposal 4
The Board of Directors does not oppose proxy access in principle. The current proposal, however, contains features (as discussed below) that are not in alignment with the limited adoptions of proxy access that have occurred in the United States thus far or the Company’s specific attributes, track record, and governance. The Board believes that implementation of proxy access should be developed in a deliberate, methodical fashion that involves further engagement with shareholders, a review of continuing marketplace developments, and consideration of intended and potentially unintended consequences. Accordingly, the Nominating and Governance Committee of the Board will consider these and other factors and recommend a form of access suitable for the Company. Following that recommendation, the Board intends to adopt or propose a form of proxy access appropriate for the Company and its shareholders by the 2017 annual meeting. In the meantime, the Board continues to be open to receiving input from shareholders regarding board composition, governance practices, and value-creation opportunities. In light of these factors, the Board believes that proxy access in the form of Proposal 4 is not in the best interests of our shareholders and recommends that you vote against it.
The Specific Terms of This Proposal Are Problematic.
The Board believes that the proxy access framework advocated in the proposal fails to provide the appropriate balance and safeguards to prevent proxy contests that would be highly disruptive, distracting management and the Board from the core business:

•	The proposal contemplates a percentage of the Board (25%) being available for proxy access candidates that is unacceptably high and not in accordance with market trends.

•
The proposal could require the Company to include any qualifying shareholders’ nominees in the Company’s proxy statement regardless of whether the shareholders intend to file their own proxy statement and engage in a proxy contest.

•	The proposal does not require shareholder nominees to be independent or to satisfy applicable law and fails to require that shareholder nominees have no affiliations with a competitor or others who oppose the Company’s best interests. The burden of proxy contests against director candidates who, if elected, could cause the Company to be out of compliance with independence requirements and to violate the law, could harm shareholders.

•
The proposal does not require nominating shareholders to have held and retain voting and investment power of the shares used to establish eligibility to nominate a director. Under the proposal, a shareholder could have a net short position in the Company’s stock and still be entitled to make a nomination.

•
The proposal does not require nominating shareholders to certify that they are not seeking to effect a change in control of the Company. Proxy access is intended to give shareholders an opportunity to have their nominees for election included in the Company’s proxy materials. It should not be used as a mechanism for taking control of the Board under circumstances where shareholders are not appropriately compensated for surrendering that control.

•
The proposal does not require nominating shareholders to retain ownership of their shares through the meeting date, so a nominating shareholder could sell all of its shares prior to the meeting date, which would misalign the interests of the nominating shareholder and Company shareholders.

•
The proposal does not cap the number of shareholders that could constitute a group for purposes of the 3% threshold, which could allow hundreds of shareholders to act together and administratively burden the Company.

The Board believes that the failure of the proposal to provide these safeguards could result in proxy access nominations being used or threatened in a manner that would be harmful to the Company and our shareholders.
The Proposal Fails to Recognize the Company’s Existing Governance Practices that Reinforce the Board’s Alignment with and Accountability to Shareholders.
The proposal does not articulate any specific concerns regarding our governance or performance, and does not take into account the Board’s actions to develop corporate governance policies that serve to promote responsiveness to shareholders:

•	Shareholders are able to communicate directly with the Board on relevant topics, including Board composition and performance.

•	Shareholders may submit for consideration names of potential director candidates directly to the Nominating and Governance Committee.

•	Under existing SEC rules and state law, shareholders can directly nominate and solicit proxies for their own director candidates at shareholder meetings.

•	Shareholders may call special meetings at which they can nominate director candidates or propose other business.

•
To enhance their alignment with the interests of shareholders, our independent directors’ compensation consists primarily of restricted stock unit awards that vest over a three-year period, and the directors must maintain a specified level of stock ownership.

•
The Board has overseen superior performance and returns to shareholders by the Company, while maintaining modest levels of executive compensation and market-leading compensation for the workforce at our membership warehouses.

We maintain an open director nomination process accessible to all shareholders. Our shareholders have consistently elected directors nominated by our Board and have not found it necessary to advance opposing candidates in elections or even advance candidates for consideration by the Nominating and Governance Committee.
The Proposal Fails To Recognize How the Company’s Nomination Procedure Serves the Interests of the Company and Its Shareholders.
The Board actively reviews and refreshes its membership. Led by the independent directors of the Nominating and Governance Committee, the Board has been actively engaged in a Board refreshment program to nominate independent directors who meet the evolving needs of the Company, which has resulted in the appointment of two new independent directors in 2015. The Nominating and Governance Committee evaluates the Board and, in making decisions on the Board’s composition, considers tenure, performance, contributions, experience, skill set, and commitment. New directors have been added to the Board as the Company’s operations have evolved and diversified, while we have also retained directors with extensive knowledge of the Company’s background, executives, business models, and performance. As a result of these processes, the Board effectively oversees our management and operations and has guided our Company to the long-term success and benefit of our shareholders: over the long-term Costco Wholesale has consistently outperformed the NASDAQ composite, producing higher returns in the past three, five, and ten-year periods.
The Proposal Could Undermine Costco’s Long-Term Approach to Creating Shareholder Value.
Implementation of proxy access on the terms of the proposal could threaten the long-term focus that has traditionally characterized the Company’s relationship with its customers, employees, and suppliers, to the detriment of operations, performance, and returns to shareholders. Costco’s long-term approach to creating shareholder value has resulted in consistent long-term growth in the financial and operating performance of the Company and returns to shareholders. The following table shows the Company’s superior performance in generating total shareholder return (including share price appreciation and dividends). The Board believes that continuity among directors has played a significant role in producing these returns.

314%
235%
194%
147%
159%
122%
113%
87%
94%
56%
68%
80%
70%
31%
2%
15%
3 Year
5 Year
7 Year
10 Year
Costco
Key Comps (1)
Large Cap Retailers(2)
S&P 500

Source: FactSet. Market data as of October 30, 2015.

Note: Total return includes reinvestment of dividends.

(1) Key Comparable Companies group includes Kroger, Target and Walmart.

(2) Large Cap Retailers group includes Best Buy, Kohl's, Lowe's, Staples and Walgreens.

Adoption of Proxy Access in the Form Proposed Could Discourage Qualified Individuals From Agreeing to Serve on the Company’s Board.
A decision to implement a form of proxy access should be made in a careful manner, only after a demonstration that it will enhance shareholder value and does not create risks that are disproportionate. Although some companies have adopted proxy access, there continues to be a variety of viewpoints among investors and commentators about the value of proxy access in creating shareholder value and about how it should be structured. In addition, proxy access remains untried in execution in the United States. Directors who have the option to serve on multiple boards might choose a company that will not present the burdens and uncertainties associated with potentially contested elections under proxy access.

Input From Shareholders.
As part of a process of engagement among the Board of Directors, management, and certain shareholders (including most of the Company’s ten largest shareholders), discussions were held concerning (among other things) proxy access. Those discussions revealed a lack of unanimity among these shareholders concerning whether or not proxy access should be adopted at all and, if it were to be adopted, what the features should be.
The Board recognizes that the ability to elect directors is a fundamental right. The Company’s existing corporate governance practices empower shareholders and protect that right. The Board intends over the coming year to continue to monitor developments on proxy access, and the Company will continue to discuss proxy access developments with its shareholders as part of its regular engagement program. The Board intends to adopt or propose a form of proxy access by the 2017 annual meeting. The interval will be used to evaluate the vote on the shareholder proposal, seek additional feedback from shareholders, and observe other developments concerning proxy access during 2016, including the form in which it may be adopted by other companies. In the meantime, shareholders who hold views on whether a specific nominee or nominees should be included in the proxy statement for the 2017 annual meeting are encouraged to use existing mechanisms to provide input to the Nominating and Governance Committee and the Board.
The Board of Directors unanimously recommends that you vote AGAINST Proposal 4.
OTHER MATTERS
Neither the Board nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.
SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
In order for a shareholder proposal to be included in the proxy statement for the 2017 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than August 20, 2016. Proposals may be mailed to the Company, to the attention of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder who intends to present a proposal at the Company’s annual meeting in 2017, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, which provide that the Company must receive notice of such intention at the address noted below no earlier than October 1, 2016, and no later than October 31, 2016, and such proposal must be a proper matter for shareholder action under Washington corporate law, or management of the Company will have discretionary voting authority at the 2017 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2015 Annual Report to Shareholders (which is not a part of our proxy soliciting materials) is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2015 Annual Report to Shareholders are available at www.costco.com, through the Investor Relations page. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION
List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
Electronic Delivery. The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
Householding Information. As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., 250 Royall St., Canton, MA 02021; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Secretary

COSTCO WHOLESALE CORPORATION
999 LAKE DRIVE
ISSAQUAH, WA 98027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Hamilton E. James 02 W. Craig Jelinek 03 John W. Stanton 04 Mary A. Wilderotter

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Ratification of selection of independent auditors.	☐	☐	☐
3 Approval, on an advisory basis, of executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4 Shareholder proposal regarding proxy access for shareholders.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000259269_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 29, 2016 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Jeffrey H. Brotman and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 20, 2015, at the Annual Meeting of Shareholders to be held at the Hyatt Regency, Evergreen Ballroom, 900 Bellevue Way NE, Bellevue, Washington 98004, on Friday, January 29, 2016 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR " PROPOSALS 1, 2, 3, AND AGAINST PROPOSAL 4 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000259269_2 R1.0.0.51160